EXHIBIT 7.4(b)

AMENDMENT No. 1

To

VARIABLE ANNUITY REINSURANCE CONTRACT

By and Between

KEMPER INVESTORS LIFE INSURANCE COMPANY

(The “Company”)

And

ZURICH INSURANCE COMPANY

(The “Reinsurer”)

This Amendment No. 1 (the “Amendment No. 1”) to that certain Variable Annuity Reinsurance Contract (the “Contract”) by and between Kemper Investors Life Insurance Company (the “Company”), an Illinois domiciled insurer, on the one hand, and Zurich Insurance Company (the “Reinsurer”) an insurer based in Switzerland, reinsuring certain business written by the Company under policies issued between May 1, 2000 and February 28, 2003, is entered into this fifteenth day of day of December, 2008, or as soon thereafter as the Company has received approval or the Illinois Department of Insurance to execute this Amendment No. 1 (“Effective Date”).

WHEREAS, the Company and the Reinsurer desire to amend the Contract to change, delete or amend certain provisions of the Contract.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Contract, the premises herein contained, the additional premium contained herein and such other valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby understood and agreed that the Contract is amended as follows:

1.	Article 3 B. of the Contract is deleted in its entirety and replaced with the following:

B. The Maximum Recovery Limit shall be deemed exhausted at such time as the Reinsurer’s Net Obligations under this Contract equal, in the aggregate, the Aggregate Cap. No further GMDB Recoveries, Maintenance Fees or Expense Provisions shall be payable from the Reinsurer to the Company or from the Company to the Reinsurer after the Maximum Recovery Limit has been exhausted and the Reinsurer shall have no liability hereunder for reinsured GRIB Shortfall Payments resulting from GRIB Elections occurring after the Maximum Recovery limit shall be deemed exhausted.

2.	The following provision of Article 5 B (APPLICATION of MAXIMUM RECOVERY LIMIT) is deleted in its entirety:

B. “The Maximum Recovery Limit for any subsequent Calendar Year shall be the amount resulting from the following calculation, provided that the total aggregate liability of the Reinsurer under this Agreement for Reinsurer Net Obligations shall in no event exceed the Aggregate Cap:”;

and shall be replaced with the following:

B. “The Maximum Recovery Limit for any subsequent Calendar Year shall be the amount resulting from the following calculation, provided that the Maximum Recovery Limit for any subsequent Calendar Year shall be equal to the Aggregate Cap at any point in time.”

3.	Article 5 C is deleted in its entirety and replaced with the following: “The Aggregate Cap at any point in time shall be equal to $3.375 Billion.”

4.	The Company shall pay to the Reinsurer a premium payment for such Amendment No. 1 of USD 10,000,000 (Ten Million Dollars).

Such premium payment to occur within 10 working days after the Effective Date of this Amendment No. 1, plus interest at the rate of 5.25 % p.a. from the Effective Date.

5.	Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Contract.

6.	To the extent that a conflict arises between the terms set forth in this Amendment No. 1 and the terms of the Contract, the terms of this Amendment No. 1 shall control and supersede the terms of the Contract.

7.	All other terms and conditions of the Contract shall remain in full force and effect except as specifically amended or changed herein.

8.	This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original.

9.	This Amendment No. 1 shall be effective as of the Effective Date.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. l as of the date first written above.

KEMPER INVESTORS LIFE INSURANCE COMPANY

By:	/s/ David. A. Demmon (illegible)
Name: David. A. Demmon
Title: Chairman and CEO

By:	/s/ Diane C. Davis
Name: Diane C. Davis
Title: President and COO

ZURICH INSURANCE COMPANY,

By:	/s/ Artur Falter
Name: Artur Falter
Title: Head of Life Reinsurance Management

By:	/s/ Mark Talbot
Name: Mark Talbot
Title: Global Head of Group Reinsurance

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